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                                                                      EXHIBIT 21

                CONCORDE CAREER COLLEGES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

Minnesota Institute of Medical and Dental Assistants, Inc.

Texas College of Medical and Dental Assistants, Inc.

Southern California College of Medical and Dental Assistants, Inc.

United Health Careers Institute, Inc.

Person Wolinsky Associates, Inc.

Computer Career Institute, Inc.

College of Dental and Medical Assistants, Inc.

Concorde Careers--Florida, Inc.

Concorde Career Institute, Inc., (Florida Corporation)

Concorde Career Institute, Inc., (Michigan Corporation)

Career Assistance, Inc.